[Letterhead of LeBoeuf, Lamb, Greene & MacRae, L.L.P. - Boston office]










                                                              June 30, 2003




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

          Re:  Unitil Corporation, et al. (File No. 70-10120)

Ladies and Gentlemen:

          This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application-Declaration on Form U-1 (File No. 70-10120) of Unitil Corporation (the "Company" or "Unitil"), a New Hampshire corporation and a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, and its wholly owned subsidiary companies, Fitchburg Gas and Electric Light Company ("Fitchburg"), Unitil Energy Systems, Inc. ("Unitil Energy"), Unitil Power Corp. ("Unitil Power"), Unitil Realty Corp. ("Unitil Realty"), Unitil Resources Inc. ("Unitil Resources"), and Unitil Service Corp. ("Unitil Service" and, together with the Company, Fitchburg, Unitil Energy, Unitil Power, Unitil Realty and Unitil Resources, collectively referred to as the "Applicants"). The Application-Declaration relates to the request by the Company and Fitchburg for authorization for short-term borrowings, and, in connection with the continued use of the Unitil system's Cash Pooling and Loan Agreement (the "Money Pool"), the request by Fitchburg for authorization to incur short-term borrowings from the other Applicants, and the request by the other Applicants for authorization to lend funds to Fitchburg.

          In connection with this opinion, we have examined originals, or copies certified to our satisfaction, of the Application-Declaration, various state commission applications and orders, such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants, and such other exhibits, documents, agreements, instruments, and/or other materials as we considered necessary or advisable in order to render the opinions set forth below. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, and


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Securities and Exchange Commission
June 30, 2003
Page 2


documents. In addition, we have examined such questions of law as we considered necessary or appropriate for the purpose of rendering this opinion.

          Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that when the Commission has taken the action requested in the Application-Declaration:

          (1) All state laws applicable to the transactions described in the Application-Declaration will have been complied with.

          (2) The Company is validly organized and duly existing under the laws of the State of New Hampshire and Fitchburg is validly organized and duly existing under the laws of the Commonwealth of Massachusetts.

          (3) The notes to be issued to banks by the Company and Fitchburg in accordance with the Application-Declaration will each be valid and binding obligations of such Applicants in accordance with their respective terms.

          (4) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or Fitchburg.

          The opinions expressed above in respect of the approval of the short-term borrowings and the Money Pool described in the Application-Declaration are subject to the following assumptions or conditions:

          a. The Commission shall have duly entered an appropriate order or orders granting and permitting the Application-Declaration to become effective with respect to the short-term borrowings and the Money Pool described therewith.

          b. Each of the Applicants shall be in compliance with the terms of the order issued by the Commission with respect to the Application-Declaration.

          c. No act or event other than as described herein shall have occurred subsequent to the date hereof, which would change the opinions expressed above.

          This opinion is intended solely for the use of the Commission and may not be relied upon by any other person or used for any other purpose. We are not, in this opinion, opining on laws other than the laws of the State of New Hampshire, the Commonwealth of Massachusetts and the federal laws of the United States. We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.



                                      Very truly yours,

                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.